EXHIBIT 21.1

Fuxing China Group Limited

Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
Jade Star Group Holdings Limited	British Virgin Islands
Fuxing China Group Limited (HK)	Hong Kong
Fook Hing Group Trading Company Limited	Hong Kong
Xiamen Xinfuxing Industrial Co., Ltd.	PRC
Xiamen Xinfuxing Property Management Co., Ltd.	PRC
Jinjiang Fulong Zipper and Weaving Co., Ltd.	PRC
Jinjiang Fookhing Zipper Co., Ltd.	PRC
Jinjiang Fuxing Dress Co., Ltd.	PRC
Jinjiang Fuxin Electroplating Co., Ltd.	PRC
Jinjiang Jianxin Weaving Co., Ltd.	PRC